EXHIBIT 11
                     Calculation of Weighted Average Shares
                   Outstanding for Net Income (Loss) Per Share
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                                                                                         September 30,
                                                                                     1998              1999
                                                                                 -------------    ---------------
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Earnings:
Net Income (Loss)..........................................................      $  (4,837,058)   $     (840,162)
                                                                                 =============    ==============

Shares:
Weighted Average Number of Common Shares
   Outstanding.............................................................          6,103,522         5,978,440
                                                                                 -------------    --------------
Average Common Shares Outstanding and Equivalents..........................          6,103,522         5,978,440
                                                                                 =============    ==============

Net Income (Loss) Per Share................................................      $       (0.79)   $        (0.14)
                                                                                 =============    ==============

* -- Calculation would be antidilutive for 1998.

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